Exhibit (c)(4)

Preliminary Draft Confidential The Conflicts Committee of the Board of Directors of WPT GP, LLC Discussion Materials Regarding Project Bear May 17, 2017

Preliminary Draft Confidential These materials have been prepared by Evercore Group L.L.C. (Evercore) for the Conflicts Committee of the Board of Director s o f WPT GP, LLC (WPT) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on be hal f of the Board and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assume s n o responsibility for independent investigation or verification of such information and has relied on such information being com ple te and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepar ed by or reviewed with the management of the Board and/or other potential transaction participants or obtained from public sources, Evercore ha s a ssumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and jud gme nts of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No rep res entation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specif ic persons familiar with the business and affairs of the Board. These materials are not intended to provide the sole basis for evaluating, and sh oul d not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are pro prietary to Evercore and were prepared exclusively for the benefit and internal use of the Board. These materials were compiled on a confidential basis for use by the Board in evaluating the potential transaction described her ein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated , q uoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Eve rco re (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Everc ore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professi ona ls in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as t o t ax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of a voi ding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its parti cul ar circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary Draft Confidential Table of Contents Executive Summary WPT Situation Analysis WPT Operating Asset Overview and Projections Preliminary WPT Valuation Analysis Appendix A. Weighted Average Cost of Capital Analysis B. Selected Historical Market Data Section I II III IV

Preliminary Draft Confidential I. Executive Summary

Preliminary Draft Confidential Executive Summary Introduction Evercore Group L.L.C. (Evercore) is pleased to provide the following materials to the Conflicts Committee of the Board of Directors of WPT GP, LLC (the Conflicts Committee), the general partner of World Point Terminals, LP (WPT or the Partnership), regarding the proposed acquisition of all publicly - held common units representing limited partner interests in W PT from the current holders of such units (the Unaffiliated Unitholders) by World Point Terminals, Inc. (WPT, Inc.) (the Pr opo sed Transaction) As per the offer letter and SEC filing, the Proposed Transaction is structured as a two - step transaction pursuant to which (a) WPT, Inc. or one of its affiliates will commence a tender offer to purchase all of the issued and outstanding common units of WPT not already owned by WPT, Inc. or its affiliates for cash at a price of $17.00 (the Proposed Consideration) ● The Proposed Consideration represents a 4.5% premium to WPT’s closing unit price of $16.27 as of March 31, 2017 1 ● The Proposed Consideration represents a 1.7% premium to WPT’s 30 - day average unit price of $16.72 as of March 31, 2017 1 ● Pro forma for the Proposed Transaction, WPT will cease to be a publicly - traded partnership and will be a wholly - owned subsidiary of WPT, Inc. 1 Source : FactSet 1. Last unaffected trading date

Preliminary Draft Confidential Executive Summary Source : FactSet, P artnership filings and WPT management Note: Ownership information per WPT’s 2016 10 - K and 2017 Q1 10 - Q filings imply 73.6% insider ownership; units owned by The Novelly Dynasty Trust account for the remaining 0.7% insider ownership included under Public Unitholders 1. Market data as of May 12, 2017 2 WPT GP, LLC Public Unitholder s 100.0% Ownership Interest Center Point Terminal Company, LLC Cenex Rensselear Terminal, LLC (Albany Terminal) Operating Subsidiaries 100.0% Ownership Interest 60.0% of IDRs World Point Terminals, LP (NYSE: WPT) Market Capitalization 1 : $579.0 MM 68.0% Ownership Interest PAN Group, L.L.C Apex Oil Company, Inc. 100.0% Ownership Interest Current Summary WPT Partnership Structure Controlling Shareholders 26.4% LP Interest 9,194,838 Common Units World Point Terminals, Inc. CPT 2010, LLC 100.0% Ownership Interest 18.4% LP Interest 20.0% of IDRs 6,423,007 Common Units 47.3% LP Interest 16,485,507 Common Units 100.0% Ownership Interest 99.0% Ownership Interest 57.0% Ownership Interest 7.9% LP Interest 20.0% of IDRs 2,757,662 Common Units 32.0% Ownership Interest 0.0% Non - Economic General Partner Interest

Preliminary Draft Confidential Executive Summary Overview of the Proposed Consideration 3 ($ in millions, except per unit amounts) Proposed Consideration $17.00 Total Units Outstanding (MM) 34.9 Resulting WPT Equity Value $592.6 WPT Net Debt 1 (8.9) Transaction Value $583.7 Offer Price $16.80 $17.00 $17.25 $17.50 $17.75 $18.00 $18.25 Implied Transaction Value $576.7 $583.7 $592.4 $601.1 $609.9 $618.6 $627.3 Premium Unaffected Price: March 31,2017 $16.27 3.3% 4.5% 6.0% 7.6% 9.1% 10.6% 12.2% 10-Day VWAP 16.22 3.6% 4.8% 6.4% 7.9% 9.5% 11.0% 12.5% 20-Day VWAP 16.36 2.7% 3.9% 5.4% 7.0% 8.5% 10.0% 11.6% 30-Day VWAP 16.48 2.0% 3.2% 4.7% 6.2% 7.7% 9.2% 10.8% Transaction Value / EBITDA (WPT Financial Projections) 2017E $59.8 9.6x 9.8x 9.9x 10.1x 10.2x 10.3x 10.5x 2018E 60.1 9.6 9.7 9.9 10.0 10.1 10.3 10.4 2019E 61.8 9.3 9.4 9.6 9.7 9.9 10.0 10.2 Transaction Value / EBITDA (IBES Consensus Estimates) 2017E $64.1 9.0x 9.1x 9.2x 9.4x 9.5x 9.7x 9.8x 2018E 64.2 9.0 9.1 9.2 9.4 9.5 9.6 9.8 Source : FactSet, Partnership filings and WPT management 1. As of March 31, 2017

Preliminary Draft Confidential Executive Summary Historical WPT Unit Price vs. Proposed Consideration 4 Source : FactSet $13.00 $14.00 $15.00 $16.00 $17.00 $18.00 $19.00 4/1/2016 4/15/2016 4/29/2016 5/13/2016 5/27/2016 6/10/2016 6/24/2016 7/8/2016 7/22/2016 8/5/2016 8/19/2016 9/2/2016 9/16/2016 9/30/2016 10/14/2016 10/28/2016 11/11/2016 11/25/2016 12/9/2016 12/23/2016 1/6/2017 1/20/2017 2/3/2017 2/17/2017 3/3/2017 3/17/2017 3/31/2017 Price 5-Day 10-Day 20-Day 30-Day 60-Day 120-Day 180-Day 52-Week Proposed Consideration $17.00 Offer Unit Implied Price Premium At Close on March 31, 2017 $16.27 4.5% 5 Prior Trading Days' Average 16.21 4.9% 10 Prior Trading Days' Average 16.23 4.8% 20 Prior Trading Days' Average 16.43 3.5% 30 Prior Trading Days' Average 16.72 1.7% 60 Prior Trading Days' Average 16.74 1.5% 120 Prior Trading Days' Average 16.32 4.2% 180 Prior Trading Days' Average 15.97 6.4% 52 Prior Trading Weeks' Average 15.75 8.0%

Preliminary Draft Confidential R² = 0.5693 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 0.0% 3.0% 6.0% 9.0% 12.0% 15.0% 18.0% 21.0% 24.0% 27.0% 30.0% Current Yield 2017E - 2019E Distribution CAGR MLPs with Projected Distribution Growth MLPs with Low / No Projected Distribution Growth Current WPT Yield: (Yield of 7.2% implies growth of 9.0%) Low / No - Growth WPT: Implies 10.2% yield Executive Summary Distribution Growth Rates and Implications on Current Yield 5 Source : FactSet, Partnership press releases Note: Market data as of May 12, 2017; regression excludes partnerships with 2017E 2019E DPU CAGR less than zero and certain ML Ps with growth rates distorted by recent distribution reductions WPT Illustrative Distribution Yield Range Implied Unit Price DPU Growth Based on Current Yield $1.200 6.50% 8.00% $18.46 $15.00 Current Implied DPU Growth $1.200 8.50% 11.50% $14.12 $10.43 Illustrative Pricing Regression - Implied Yield

Preliminary Draft Confidential II. WPT Situation Analysis

Preliminary Draft Confidential Summary Market Data As of March 31, 2017 Cash and Marketable Securities $8.9 Short-Term Debt -- Long-Term Debt -- Total Debt $-- Net Debt ($8.9) Plus: Minority Interest -- Plus: Partners' Capital 191.4 Net Book Capitalization $182.5 Revolver Availability / Total Revolver Capacity $200.0 / $200.0 Net Debt / Net Book Cap NM Net Debt / 2017E EBITDA NM Net Debt / 2018E EBITDA NM Current Ratings (Senior Unsecured): Moody's NA S&P NA ($ in millions, except per unit amounts) $0.00 $0.40 $0.80 $1.20 $1.60 $2.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 5/12/15 9/10/15 1/10/16 5/11/16 9/10/16 1/10/17 5/12/17 Distribution per Unit Unit Price Distribution per Unit Unit Price 6 Source: FactSet, public filings and WPT management Unit Price and Distribution Information General Partner Incentive Distribution Rights WPT Situation Analysis Balance Sheet and Credit Data Market Capitalization As of May 12, 2017 Total Units Outstanding 34.9 Common Unit Price $16.61 Total Equity Value $579.0 Plus: Preferred Equity -- Plus: Net Debt (8.9) Plus: Minority Interest -- Enterprise Value $570.1 IBES Data Metric Yield/Multiple Distribution Yield Current $1.20 7.2% 2017E 1.20 7.2% 2018E 1.20 7.2% EV/EBITDA 2017E $64.1 8.9x 2018E 64.2 8.9 Quarterly Distribution per LP Unit $0.3000 Quarterly Total Total Total Total LP Quarterly Quarterly Distribution Total Quarterly Quarterly Annual Annual Distribution Distribution to GP LP Units Distribution Distribution Distribution Distribution % to LP % to GP Range Within Range per LP Unit Outstanding to LPs to GP to LPs to GP 100.0% 0.0%$0.0000 $0.3450 $0.3000 $0.0000 34.9 $10.5 $-- $41.8 $-- 85.0% 15.0% 0.3450 0.3750 -- -- 34.9 -- -- -- -- 75.0% 25.0% 0.3750 0.4500 -- -- 34.9 -- -- -- -- 50.0% 50.0% 0.4500 -- -- 34.9 -- -- -- -- $10.5 $-- $41.8 $-- % of Total Distributions to the GP 0.0% % of Total Distributions to the IDRs 0.0%

Preliminary Draft Confidential Wall Street Research WPT Situation Analysis Summary Price Targets Analyst Recommendations Distribution Per Unit Estimates EBITDA Estimates Firm Analyst Date Recommendation Target Price Stephens Matt Schmid 04/05/17 Equalweight $17.00 Stifel Selman Akyol 03/15/17 Hold 16.00 EVA Dimensions Neil Fonseca 12/17/16 Buy NA Median: $16.50 Mean: 16.50 Low: 16.00 High: 17.00 Buy (1) 33% Hold (2) 67% $65.1 $65.4 $64.1 $64.1 $59.8 $60.1 $61.8 $64.1 $64.2 $-- $25.0 $50.0 $75.0 $100.0 2017E 2018E 2019E $1.20 $1.20 $1.20 $1.20 $1.20 $1.20 $1.20 $1.20 $1.20 $-- $0.50 $1.00 $1.50 $2.00 2017E 2018E 2019E ($ in millions, except per unit amounts) 7 Source: FactSet , Wall Street Research, Bloomberg as of April 12, 2017 Stephens Stifel WPT Management IBES Consensus

Preliminary Draft Confidential WPT Situation Analysis 8 Recent Events : 8 - K Filing , May 9, 2017 Apex has informed the Partnership that it presently has no intention of pursuing future dropdown transactions due to current market conditions. Apex has further informed us that in light of overall market conditions, and Apex’s recent rate of utilization of its committed storage, Apex intends to terminate or renegotiate its contractual volumes at certain terminals . If Apex terminates its storage commitments with respect to one or more terminal facilities, there is no certainty that the Partnership will be able to recontract with third - party customers for the resulting unutilized tankage, especially at locations that have experienced reduced demand for terminaling services or increased supply of surrounding storage facilities. Moreover, the Partnership may not be able to secure similar volume commitments, comparable storage rates, or equivalent term lengths as those currently in effect with Apex. In April 2017, the terminal service agreement with Apex was amended to decrease the termination notice period from 120 to 75 days. Apex now has until June 1, 2017 to deliver to the Partnership a written notice that it desires to terminate or modify contract terms at any of the terminal facilities where its contracted volumes are in the evergreen renewal phase. WPT, 8 - K May 9, 2017

Preliminary Draft Confidential -- 400 800 1,200 1,600 2,000 $10.00 $15.00 $20.00 $25.00 $30.00 8/8/13 12/23/13 5/9/14 9/23/14 2/8/15 6/25/15 11/9/15 3/26/16 8/10/16 12/25/16 5/12/17 Volume (in thousands) Unit Price Volume WPT Price Historical Trading Performance WPT Situation Analysis Source : FactSet , Partnership filings Note : Market data as of May 12, 2017 6/18/14: Announces acquisition of additional two terminal facilities in Mobile, AL with total shell capacity of 1,826 MBbls for approximately $14 million of cash 8/8/13: WPT prices its initial public offering at $ 20.00 per unit and on the first day of trading its unit price decreases by 1.5% to close at $19.70 per unit on 4.1 million trades 9 12/4/14: Announces damage to Galveston, TX terminal dock resulting in temporary unavailability 12/18/14: Announces agreement to acquire a terminal in Greensboro, NC from Apex Oil Company for 1,550,000 common units , representing approximately $29.4 million 3/26/15: Announces financial results for year ended December 31, 2014 including a $0.2 million increase in net income compared to year ended December 31, 2013 4/4/17: Announces reception of tender offer acquisition proposal from World Point Terminals, Inc. to purchase all of the outstanding common units at a price of $16.80 of cash per common unit

Preliminary Draft Confidential WPT Situation Analysis Source: FactSet, Bloomberg 1. Includes common units owned through CPT 2010, LLC 2. Includes 250,000 units owned by The Novelly Dynasty Trust not shown in org structure chart Current Unitholders Units % of Total Institutional Top 10: ClearBridge Investments LLC 2,081,750 6.0% Advisory Research, Inc. 795,372 2.3% Lafitte Capital Management LP 675,000 1.9% Nuveen Asset Management LLC 627,307 1.8% Trafelet & Co. LLC 373,045 1.1% Wells Fargo Bank, NA (Private Banking) 186,430 0.5% Deutsche Asset Management Investment GmbH 146,797 0.4% Stephens Investment Management Group LLC 84,747 0.2% GSA Capital Partners LLP 77,100 0.2% Morgan Stanley Smith Barney LLC (Private Banking) 42,980 0.1% Other 3,854,310 11.1% Total Institutional Ownership 8,944,838 25.7% Insiders World Point Terminals, Inc. 1, 2 23,158,514 66.4% Apex Oil Company, Inc. 2,757,662 7.9% Total Insiders 25,916,176 74.3% Total Units Outstanding 34,861,014 100.0% Short Interest 22,708 0.1% 10 Equity Ownership Summary

Preliminary Draft Confidential III. WPT Operating Asset Overview and Projections

Preliminary Draft Confidential WPT Operating Asset Overview and Projections Locations by Core Region Albany, NY Glenmont, NY Newark, NJ Gates, NY Baltimore, MD Salisbury, MD Weirton, WV Greensboro, NC Chesapeake, VA Jacksonville, FL Blakeley Island, AL Chickasaw, AL Baton Rouge, LA Galveston, TX N. Little Rock, AR Pine Bluff, AR Memphis, TN Granite City, IL St. Louis, MO Operating Capacity by Region East Coast 53% Gulf Coast 35% Midwest 12% Core Services Link between to the upstream and downstream segments of the oil & gas and chemical industries Address disconnect between location and timing of the production and consumption of refined products Product specification to meet regulatory requirements and product composition (blending) Storage and connectivity for marketers and traders of physical petroleum products 11

Preliminary Draft Confidential Typically aggregate product by barge or pipeline for local markets Growth projects: Construction of 100,000 Bbls of asphalt storage in Chesapeake, VA in Q1 2017 and to be contracted by Apex starting in Q2 2017 (35,000 Bbls of capacity was removed in Q1 2017) Two additional tanks of ~195,000 barrels of storage capacity planned for the Jacksonville terminal Expectations that WPT will be losing Apex contracts at the Albany and Gates terminals, which could result in a loss of $4 - $5 M in revenue if the capacity isn’t re - contracted Overview 12 WPT Operating Asset Overview and Projections Core Region East Coast City State Region Active Storage Capacity Product Supply Method Delivery Method Glenmont NY East Coast 2,103 Gasoline, Distillate, Kerosene, Ice Melt Barge, Ship Pipeline, Truck Baltimore MD East Coast 1,267 Gasoline, No. 2 oil, Kerosene, Ultra-Low-Sulfur Diesel, Ethanol Barge, Ship, Colonial Pipeline Barge, Ship, Truck Jacksonville FL East Coast 1,130 Gasoline, Distillate, Ethanol, Biodiesel Barge, Rail, Ship, Truck Barge, Truck Newark NJ East Coast 1,064 Gasoline, Distillate, Biodiesel, Heating Oil, Ethanol Barge, Colonial Pipeline Barge, Truck Greensboro NC East Coast 684 Gasoline, Distillate, Biodiesel, Jet Fuel, Ethanol Colonial Pipeline, Truck Truck Weirton WV East Coast 680 Crude Oil Barge, Truck Barge Chesapeake VA East Coast 625 Gasoline, Liquid Asphalt, Distillate, Aviation Gas, Vegetable Oil, Biodiesel Barge, Rail, Ship, Colonial Pipeline Barge, Ship, Truck Albany NY East Coast 384 Gasoline, Distillate, Kerosene, Ethanol, Biodiesel Barge, Rail, Ship, Truck Truck Gates NY East Coast 276 Gasoline, Distillate, Ethanol, Jet Fuel Buckeye Pipeline, Sun Pipeline Truck Salisbury MD East Coast 177 Gasoline, Ultra-Low-Sulfer Diesel, Heating Oil, Ethanol Barge, Truck Truck Capacity Utilization by Terminal 100.0% 89.0% 100.0% 91.0% 100.0% 100.0% 90.0% 100.0% 100.0% 80.0% - 500 1,000 1,500 2,000 2,500 MBbl Utilization

Preliminary Draft Confidential WPT Operating Asset Overview and Projections 13 Overview Core Region Gulf Coast Core services in the region include bulk storage and product blending Growth projects: Construction of ~99,000 Bbls of storage completed and under contract with a third - party customer at the Blakeley Island terminal in Mobile, AL during Q1 2017 Potential supply - side glut in the region Termination notices received at Baton Rouge and Galveston from third - party customers Higher future operating costs at Galveston associated with increased need for dredging in the region to ensure terminals are accessible by ship/barge Capacity Utilization by Terminal 87.0% 100.0% 81.0% 62.0% 100.0% - 500 1,000 1,500 2,000 2,500 MBbl Utilization City State Region Active Storage Capacity Product Supply Method Delivery Method Galveston TX Gulf Coast 2,020 Vacuum Gas Oil, Vacuum Tower Bottoms, Bunker Fuel, No. 6 oil Barge, Ship Barge, Ship, Truck Baton Rouge LA Gulf Coast 1,640 No. 6 oil, Vacuum Gas Oil, Liquid Asphalt, Carbon Black Barge, Rail, Ship Barge, Rail, Truck Blakeley AL Gulf Coast 1,281 Gasoline, Crude Oil, Distillates, Ethanol, Residual Fuels, Biodiesel, Ultra-Low-Sulfur Diesel Barge, Ship Barge, Ship, Truck Chickasaw AL Gulf Coast 652 Asphalt, Crude Oil, Residual Fuels, Biodiesel Barge, Rail, Ship, Truck Barge, Rail, Ship, Truck

Preliminary Draft Confidential WPT Operating Asset Overview and Projections ($ in millions ) 14 Overview Capacity Utilization by Terminal Core Region Midwest Services provided to major refiners and marketers No growth projects planned in the region The Midwest region has the highest utilization rate but accounts for approximately 10% of the business based on storage capacity Termination notice received from third - party customer at North Little Rock terminal 99.0% 96.0% 98.0% 100.0% - 200 400 600 800 1,000 MBbl Utilization City State Region Active Storage Capacity Product Supply Method Delivery Method Granite City IL Midwest 821 Liquid Asphalt, Polymer facility Barge, Rail Barge, Rail, Truck St. Louis MO Midwest 351 Liquid Asphalt Barge Barge, Truck N. Little Rock AR Midwest 316 Gasoline, Caustic, Diesel, Biodiesel Barge, Magellan Pipeline Pipeline, Truck Memphis TN Midwest 213 Jet Fuel, Aviation Gas, Biodiesel Barge Barge, Truck Pine Bluff AR Midwest 126 No. 2 oil, Caustic Barge Barge, Pipeline, Truck

Preliminary Draft Confidential WPT Operating Asset Overview and Projections Top Ten Customers by Revenue Apex Oil Company, Inc. 40% Customer B 10% Customer C 6% Customer D 4% Customer E 4% Customer F 4% Customer G 4% Customer H 3% Customer I 3% Customer J 2% Other 20% Customers by % of 2016 Revenue Customers by % of 2016 Revenue Company Years % of 2016 Revenue Apex Oil Company, Inc. 21 40.0% Customer B 15 10.0% Customer C 10 6.0% Customer D 22 4.0% Customer E 11 4.0% Customer F 3 4.0% Customer G 3 4.0% Customer H 9 3.0% Customer I 1 3.0% Customer J 2 2.0% Other 20.0% Total 100.0% 15

Preliminary Draft – Confidential

WPT Operating Asset Overview and Projections

Financial Forecast Assumptions

	Upside Sensitivity	Management Case	Downside Sensitivity
East Coast			
Gates	• Assumed 100 MBbls not renewed in August 2017 and expected to remain unfilled	• Assumed 100 MBbls not renewed in August 2017 and expected to remain unfilled	• Assumed 100 MBbls not renewed in August 2017 and expected to remain unfilled
Glenmont	• ~800 MBbls assumed to be renewed at a reduced rate	• ~400 MBbls assumed to be recontracted at a reduced rate • ~400 MBbls assumed to be not renewed	• ~800 MBbls assumed to be not renewed
Gulf Coast			
Baton Rouge	• Contracts, associated with ~500 MBbls, renewed at current rate	• Contracts, associated with ~500 MBbls, renewed at a reduced rate	• ~500 MBbls not renewed and remains uncontracted
Galveston	• ~570 MBbls associated with contract renewed at current rates	• ~250 MBbls associated with expiring contract remains contracted at current rates • Reduction in revenues due to recontracting lag for ~320 MBbls	• ~570 MBbls associated with contract not renewed and remains uncontracted
Midwest			
North Little Rock	• ~50 MBbls not renewed and remains uncontracted	• ~50 MBbls not renewed and remains uncontracted	• ~50 MBbls not renewed and remains uncontracted
Growth Projects	• New storage of ~200 MBbls expected online Q3 2018 • Customers for new storage assumed to be contracted beginning Q3 2018	• New storage of ~200 MBbls expected online Q3 2018 • Customers for new storage assumed to be contracted beginning Q3 2018	• No customers assumed for ~200 Mbls new storage coming online Q3 2018
Other Assumptions	• Additional $500,000 in maintenance expense related to dredging • Additional $500,000 of SG&A in 2017 related to professional fees • Labor expenses increase 2.0% annually beginning in 2017	• Additional $500,000 in maintenance expense related to dredging • Additional $500,000 of SG&A in 2017 related to professional fees • Labor expenses increase 2.0% annually beginning in 2017	• No additional dredging performed

[Green dashed box] Indicates assumption different from Management Case that results in a **positive** impact to EBITDA

[Red dashed box] Indicates assumption different from Management Case that results in a **negative** impact to EBITDA

Note: Includes only certain material assumptions made and may not represent all variations of possible scenarios; Assumptions preliminarily reviewed by management but remain subject to ongoing management review; Assumes contracts at all other terminals renew at existing rates

EVERCORE

16

Preliminary Draft Confidential WPT Operating Asset Overview and Projections Summary Financial Overview 17 Revenue Adjusted EBITDA Distributable Cash Flow / LP Unit Maintenanc e and Growth Capital Expenditures 1 $98.5 $99.7 $101.7 $96.5 $96.5 $98.5 $92.3 $86.3 $87.5 $75.0 $80.0 $85.0 $90.0 $95.0 $100.0 $105.0 $110.0 2017E 2018E 2019E Upside Sensitivity Management Case Downside Sensitivity $59.9 $63.1 $64.6 $57.8 $59.9 $61.5 $54.9 $50.9 $52.1 $-- $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 $80.0 2017E 2018E 2019E Upside Sensitivity Management Case Downside Sensitivity $1.25 $1.42 $1.47 $1.20 $1.36 $1.41 $1.12 $1.13 $1.18 $-- $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $1.75 $2.00 2017E 2018E 2019E Upside Sensitivity Management Case Downside Sensitivity $11.8 $7.3 $6.4 $9.2 $12.0 $12.0 $21.0 $19.3 $18.4 $-- $5.0 $10.0 $15.0 $20.0 $25.0 2017E 2018E 2019E Maintenance Growth 1.6% 2017E - 2019E CAGR 1.0% (2.6%) 3.9% 2017E - 2019E CAGR 3.1% (2.6%) 8.2% 2017E - 2019E CAGR 8.3% 2.6% 1. Capital expenditures for the Management Case, Upside Sensitivity and Downside Sensitivity are equal

Preliminary Draft Confidential The following sets forth the EBITDA build - down for the Management Case: For the Years Ending December 31, CAGR 2017E 2018E 2019E 2017E-2019E Total Revenue $96.5 $96.5 $98.5 1.0% Total Expenses (64.7) (62.3) (63.0) (1.4%) Income From Operations $31.7 $34.3 $35.5 5.8% Less: Interest Expense (0.6) (0.7) (0.8) Plus: Interest and Dividend Income 0.2 0.2 0.2 Plus: (Loss) / Gain on Investments and Other - Net (0.2) (0.2) (0.2) Income Before Taxes $31.1 $33.6 $34.7 5.6% Less: Provision for Taxes (0.1) (0.1) (0.1) Net Income $31.0 $33.5 $34.6 5.6% Plus: Depreciation & Amortization 24.9 25.2 25.4 Plus: Depreciation & Amortization - CENEX JV 0.5 0.5 0.5 Plus: Provision for Taxes 0.1 0.1 0.1 Plus: Interest Expense 0.6 0.7 0.8 Less: Interest and Dividend Income (0.2) (0.2) (0.2) Plus: Equity Based Compensation 0.6 0.0 0.0 Plus: (Gain) / Loss on Disposition of Assets 0.2 0.2 0.2 Adjusted EBITDA $57.8 $59.9 $61.5 3.1% Summary WPT Projections Management Case WPT Operating Asset Overview and Projections Source: WPT management ($ in millions) 18

Preliminary Draft Confidential For the Years Ending December 31, CAGR 2017E 2018E 2019E 2017E-2019E Distributable Cash Flow Adjusted EBITDA $57.8 $59.9 $61.5 3.1% Less: Standalone Maintenance Capex (11.8) (7.3) (6.4) Less: Interest (Expense) / Income (0.6) (0.7) (0.8) Plus: Interest and Dividend Income 0.2 0.2 0.2 Plus: (Loss) / Gain on Investments and Other - Net (0.2) (0.2) (0.2) Distributable Cash Flow $45.4 $52.0 $54.3 9.4% Distributed Cash Flow Common Units (Public) $10.7 $11.6 $12.1 Common Units (WPI) 27.8 30.0 31.3 Common Units (Other) 3.3 3.6 3.7 GP Units -- -- -- Distributed Cash Flow $41.8 $45.2 $47.1 % to GP 0.0% 0.0% 0.0% GP IDRs $ - $ - $ - Weighted Average LP Units Outstanding 34.9 34.9 34.9 DCF per LP Unit $1.20 $1.36 $1.41 8.3% Distribution per LP Unit 1.20 1.30 1.35 YoY Distribution Growth (14.2%) 8.0% 4.3% LP Coverage 1.00x 1.05x 1.04x Total Coverage 1.08 1.15 1.15 Distributable Cash Flow Surplus / (Shortfall) $3.6 $6.8 $7.2 42.0% Summary WPT Projections Management Case (cont’d) WPT Operating Asset Overview and Projections Source: WPT management ($ in millions, except per unit metrics) 19 The following sets forth the DCF and distribution per unit build - down for the Management Case:

Preliminary Draft Confidential Summary WPT Projections Management Case (cont’d) WPT Operating Asset Overview and Projections Source: WPT management 1. Assumes minimum cash balance of $5.0 million ($ in millions) 20 For the Years Ending December 31, 2017E 2018E 2019E Sources Debt Issued / (Repaid) $2.0 $5.2 $4.8 Distributable Cash Flow Surplus / (Shortfall) 3.6 6.8 7.2 Cash on Hand Utilized 3.6 -- -- Total Sources $9.2 $12.0 $12.0 Uses Growth Capital Expenditures $9.2 $12.0 $12.0 Cash Build -- -- -- Total Uses $9.2 $12.0 $12.0 Credit Statistics Debt / Adjusted EBITDA 0.0x 0.1x 0.2x Net Debt / Adjusted EBITDA (0.1) 0.0 0.1 Capital Structure Cash 1 $5.0 $5.0 $5.0 Total Debt 2.0 7.2 12.0 Net Debt ($3.0) $2.2 $7.0 The following sets forth the funding assumptions utilized in the Management Case and WPT’s resulting capital structure:

Preliminary Draft Confidential The following sets forth the EBITDA build - down for the Upside Sensitivity: For the Years Ending December 31, CAGR 2017E 2018E 2019E 2017E-2019E Total Revenue $98.5 $99.7 $101.7 1.6% Total Expenses (64.7) (62.3) (63.0) (1.4%) Income From Operations $33.8 $37.4 $38.7 6.9% Less: Interest Expense (0.6) (0.7) (0.8) Plus: Interest and Dividend Income 0.2 0.2 0.2 Plus: (Loss) / Gain on Investments and Other - Net (0.2) (0.2) (0.2) Income Before Taxes $33.2 $36.8 $38.0 6.8% Less: Provision for Taxes (0.1) (0.1) (0.1) Net Income $33.1 $36.6 $37.8 6.9% Plus: Depreciation & Amortization 24.9 25.2 25.4 Plus: Depreciation & Amortization - CENEX JV 0.5 0.5 0.5 Plus: Provision for Taxes 0.1 0.1 0.1 Plus: Interest Expense 0.6 0.7 0.8 Less: Interest and Dividend Income (0.2) (0.2) (0.2) Plus: Equity Based Compensation 0.6 0.0 0.0 Plus: (Gain) / Loss on Disposition of Assets 0.2 0.2 0.2 Adjusted EBITDA $59.9 $63.1 $64.6 3.9% Summary WPT Projections Upside Sensitivity WPT Operating Asset Overview and Projections Source: WPT management ($ in millions) 21

Preliminary Draft Confidential For the Years Ending December 31, CAGR 2017E 2018E 2019E 2017E-2019E Distributable Cash Flow Adjusted EBITDA $59.9 $63.1 $64.6 3.9% Less: Standalone Maintenance Capex (11.8) (7.3) (6.4) Less: Interest (Expense) / Income (0.6) (0.7) (0.8) Plus: Interest and Dividend Income 0.2 0.2 0.2 Plus: (Loss) / Gain on Investments and Other - Net (0.2) (0.2) (0.2) Distributable Cash Flow $47.5 $55.2 $57.5 10.0% Distributed Cash Flow Common Units (Public) $10.7 $12.3 $12.8 Common Units (WPI) 27.8 31.8 33.0 Common Units (Other) 3.3 3.8 3.9 GP Units -- -- 0.3 Distributed Cash Flow $41.8 $47.9 $50.0 % to GP 0.0% 0.0% 0.6% GP IDRs $ - $ - $0.3 Weighted Average LP Units Outstanding 34.9 34.9 34.9 DCF per LP Unit $1.25 $1.42 $1.47 8.2% Distribution per LP Unit 1.20 1.37 1.43 YoY Distribution Growth (14.2%) 14.5% 3.8% LP Coverage 1.05x 1.04x 1.03x Total Coverage 1.14 1.15 1.15 Distributable Cash Flow Surplus / (Shortfall) $5.7 $7.3 $7.5 15.0% Summary WPT Projections Upside Sensitivity (cont’d) WPT Operating Asset Overview and Projections Source: WPT management ($ in millions, except per unit metrics) 22 The following sets forth the DCF and distribution per unit build - down for the Upside Sensitivity:

Preliminary Draft Confidential Summary WPT Projections Upside Sensitivity (cont’d) WPT Operating Asset Overview and Projections Source: WPT management 1. Assumes minimum cash balance of $5.0 million ($ in millions) 23 For the Years Ending December 31, 2017E 2018E 2019E Sources Debt Issued / (Repaid) $-- $4.6 $4.5 Distributable Cash Flow Surplus / (Shortfall) 5.7 7.3 7.5 Cash on Hand Utilized 3.5 0.1 -- Total Sources $9.2 $12.0 $12.0 Uses Growth Capital Expenditures $9.2 $12.0 $12.0 Cash Build -- -- -- Total Uses $9.2 $12.0 $12.0 Credit Statistics Debt / Adjusted EBITDA 0.0x 0.1x 0.1x Net Debt / Adjusted EBITDA (0.1) (0.0) 0.1 Capital Structure Cash 1 $5.1 $5.0 $5.0 Total Debt -- 4.6 9.1 Net Debt ($5.1) ($0.4) $4.1 The following sets forth the funding assumptions utilized in the Upside Sensitivity and WPT’s resulting capital structure:

Preliminary Draft Confidential The following sets forth the EBITDA build - down for the Downside Sensitivity: For the Years Ending December 31, CAGR 2017E 2018E 2019E 2017E-2019E Total Revenue $92.3 $86.3 $87.5 (2.6%) Total Expenses (63.3) (60.7) (60.7) (2.1%) Income From Operations $29.0 $25.6 $26.8 (3.8%) Less: Interest Expense (0.7) (0.8) (1.1) Plus: Interest and Dividend Income 0.2 0.2 0.2 Plus: (Loss) / Gain on Investments and Other - Net (0.2) (0.2) (0.2) Income Before Taxes $28.4 $24.7 $25.8 (4.7%) Less: Provision for Taxes (0.1) (0.1) (0.1) Net Income $28.2 $24.6 $25.7 (4.7%) Plus: Depreciation & Amortization 24.8 24.8 24.8 Plus: Depreciation & Amortization - CENEX JV 0.5 0.5 0.5 Plus: Provision for Taxes 0.1 0.1 0.1 Plus: Interest Expense 0.7 0.8 1.1 Less: Interest and Dividend Income (0.2) (0.2) (0.2) Plus: Equity Based Compensation 0.6 0.0 0.0 Plus: (Gain) / Loss on Disposition of Assets 0.2 0.2 0.2 Adjusted EBITDA $54.9 $50.9 $52.1 (2.6%) Summary WPT Projections Downside Sensitivity WPT Operating Asset Overview and Projections Source: WPT management ($ in millions) 24

Preliminary Draft Confidential For the Years Ending December 31, CAGR 2017E 2018E 2019E 2017E-2019E Distributable Cash Flow Adjusted EBITDA $54.9 $50.9 $52.1 (2.6%) Less: Standalone Maintenance Capex (11.8) (7.3) (6.4) Less: Interest (Expense) / Income (0.7) (0.8) (1.1) Plus: Interest and Dividend Income 0.2 0.2 0.2 Plus: (Loss) / Gain on Investments and Other - Net (0.2) (0.2) (0.2) Distributable Cash Flow $42.5 $42.8 $44.7 2.6% Distributed Cash Flow Common Units (Public) $10.7 $10.7 $10.7 Common Units (WPI) 27.8 27.8 27.8 Common Units (Other) 3.3 3.3 3.3 GP Units -- -- -- Distributed Cash Flow $41.8 $41.8 $41.8 % to GP 0.0% 0.0% 0.0% GP IDRs $ - $ - $ - Weighted Average LP Units Outstanding 34.9 34.9 34.9 DCF per LP Unit $1.12 $1.13 $1.18 2.6% Distribution per LP Unit 1.20 1.20 1.20 YoY Distribution Growth (14.2%) 0.0% 0.0% LP Coverage 0.94x 0.94x 0.98x Total Coverage 1.02 1.02 1.07 Distributable Cash Flow Surplus / (Shortfall) $0.7 $1.0 $2.9 109.3% Summary WPT Projections Downside Sensitivity (cont’d) WPT Operating Asset Overview and Projections Source: WPT management ($ in millions, except per unit metrics) 25 The following sets forth the DCF and distribution per unit build - down for the Downside Sensitivity:

Preliminary Draft Confidential Summary WPT Projections Downside Sensitivity (cont’d) WPT Operating Asset Overview and Projections Source: WPT management 1. Assumes minimum cash balance of $5.0 million ($ in millions) 26 For the Years Ending December 31, 2017E 2018E 2019E Sources Debt Issued / (Repaid) $4.9 $11.0 $9.1 Distributable Cash Flow Surplus / (Shortfall) 0.7 1.0 2.9 Cash on Hand Utilized 3.6 -- -- Total Sources $9.2 $12.0 $12.0 Uses Growth Capital Expenditures $9.2 $12.0 $12.0 Cash Build -- -- -- Total Uses $9.2 $12.0 $12.0 Credit Statistics Debt / Adjusted EBITDA 0.1x 0.3x 0.5x Net Debt / Adjusted EBITDA (0.0) 0.2 0.4 Capital Structure Cash 1 $5.0 $5.0 $5.0 Total Debt 4.9 15.9 25.0 Net Debt ($0.1) $10.9 $20.0 The following sets forth the funding assumptions utilized in the Downside Sensitivity and WPT’s resulting capital structure:

Preliminary Draft Confidential IV. Preliminary WPT Valuation Analysis

Preliminary Draft – Confidential

Preliminary WPT Valuation Analysis

Valuation Methodologies

- Evercore utilized the following methodologies to analyze the value of WPT's common units

Methodology	Description	Metrics/Assumptions
Discounted Cash Flow Analysis	▪ Values WPT common units based on the concept of the time value of money ▪ Utilizing the WPT Financial Projections and the two sensitivity cases as previously reviewed herein, Evercore: – Utilized varying weighted average cost of capital ("WACC") discount rates and applied various perpetuity growth rates to derive after-tax valuation ranges for WPT – Calculated terminal values based on a range of multiples of EBITDA as well as assumed perpetuity growth rates	▪ Discounted the projected cash flows to the assumed June 30, 2017 effective date ▪ EBITDA exit multiple of 9.5x to 10.5x (consistent with crude oil and refined products MLP valuations over an extended period of time) ▪ Perpetuity growth rate of 1.5% to 2.5% ▪ WACC of 8.5% to 9.5% based on capital asset pricing model ("CAPM") for crude oil and refined products master limited partnerships ("MLPs") ▪ Tax depreciation based on a 15-year MACRS schedule and a full step-up in tax basis ▪ Tax rate of 35.0% ▪ For the terminal value, tax depreciation assumed to be equal to maintenance capital expenditures
Discounted Distribution Analysis	▪ Values WPT common units based on the present value of the future cash distributions to WPT unitholders	▪ Projected distributions based on current WPT run-rate distributions and, for the two sensitivity cases, certain target levels of total coverage ▪ Terminal yield range of 7.0% to 8.5% based on past 52 weeks of trading ▪ Cost of equity of 11.0% to 12.0% based on CAPM and cost of equity of 13.0% to 14.0% based on total expected market return for similar MLPs
Precedent M&A Transaction Analysis	▪ Values WPT common units based on multiples of transaction value to EBITDA and transaction value to capacity in historical transactions involving crude oil and refined products terminals	▪ Enterprise value / EBITDA multiples applied to 2017E EBITDA
Peer Group Trading Analysis	▪ Values WPT common units based on current market enterprise value multiples of relevant EBITDA of selected comparable crude oil and refined products MLPs	▪ Enterprise value / EBITDA multiples applied to 2017E EBITDA and 2018E EBITDA
MLP Buy-In and Merger Premiums Paid Analysis	▪ Values WPT common units based on historical premiums paid in (i) MLP buy-ins and (ii) MLP mergers since 2011	▪ Median 1-Day, 5-Day and 30-Day premiums paid applied to relevant unit prices

EVERCORE 27

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Summary Valuation Results 28 Discounted Cash Flow Analysis Discounted Distributions Analysis EBITDA Multiple Perpetuity Growth CAPM Total Return Upside Sensitivity Management Case Downside Sensitivity Upside Sensitivity Management Case Downside Sensitivity Upside Sensitivity Management Case Downside Sensitivity Upside Sensitivity Management Case Downside Sensitivity Upside Sensitivity Management Case Downside Sensitivity Upside Sensitivity Management Case Downside Sensitivity MLP Buy-Ins All Transactions Upside Sensitivity Management Case Downside Sensitivity 8.5% - 9.5% WACC 7.0%-8.5% Terminal Yield 2017E EBITDA Median 1-Day Premium 11.0%-12.0% 13.0%-14.0% 2017E EBITDA at 9.5x - 11.0x 15.0% 14.8% 2021E EBITDA Perpetuity Growth Equity Cost of Capital Equity Cost of Capital at 8.5x - 9.5x EBITDA Multiple Median 5-Day Premium Exit Multiple of Rate of Based on Based on EBITDA Multiple 2018E EBITDA 13.8% 13.7% 9.5x - 10.5x 1.5% - 2.5% Capital Asset Total Expected at 9.0x - 10.0x Median 30-day Premium Pricing Model Market Return EBITDA Multiple 12.7% 11.7% MLP Premiums Paid Analysis Precedent M&A Transaction Analysis Peer Group Trading Analysis $16.79 $15.89 $13.32 $13.73 $12.92 $10.62 $15.58 $14.79 $13.24 $14.97 $14.21 $12.73 $14.80 $14.26 $13.52 $16.48 $15.64 $13.26 $18.40 $18.39 $18.82 $17.81 $14.95 $18.09 $17.04 $14.04 $18.67 $17.71 $15.84 $17.92 $17.00 $15.21 $16.52 $15.92 $15.09 $19.09 $18.40 $17.46 $18.90 $18.73 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 Proposed Consideration of $17.00 per Unit

Preliminary Draft Confidential Preliminary WPT Valuation Analysis 29 Discounted Cash Flow Analysis Assumptions Evercore utilized the following assumptions for analyzing WPT’s discounted cash flows: Discounted the projected cash flows to the June 30, 2017 effective date EBITDA exit multiple of 9.5x to 10.5x (consistent with crude oil and refined products MLP valuations over an extended period of time) Perpetuity growth rate of 1.5% to 2.5% WACC of 8 .5% to 9.5% based on CAPM for crude oil and refined products MLPs Tax depreciation based on a 15 - year MACRS schedule and a full step - up in tax basis Tax rate of 35.0% For the terminal value, tax depreciation assumed to be equal to maintenance capital expenditures

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Discounted Cash Flow Analysis Management Case EBITDA Exit Multiple Sensitivities Perpetuity Growth Rate Sensitivities ($ in millions, except per unit amounts) 30 For the Six Months Ending Terminal Value December 31, For the Years Ending December 31, EBITDA Perpetuity 2017E 2018E 2019E Exit Multiple Growth Rate Adjusted EBITDA $29.9 $59.9 $61.5 $61.5 $61.5 Less: Tax Depreciation and Amortization (27.7) (53.7) (50.2) (6.4) EBIT $2.2 $6.3 $11.3 $55.1 Less: Cash Taxes @ 35.0% (0.8) (2.2) (3.9) (19.3) EBIAT $1.4 $4.1 $7.3 $35.8 Plus: Tax Depreciation and Amortization 27.7 53.7 50.2 6.4 Less: Maintenance Capital Expenditures (5.9) (7.3) (6.4) (6.4) Less: Growth Capital Expenditures (5.3) (12.0) (12.0) -- Unlevered Free Cash Flow $17.9 $38.5 $39.1 35.8 EBITDA Multiple / Perpetuity Growth Rate 10.0x 2.0% Terminal Value $614.6 — $521.5 PV of Terminal Value @ 9.0% $495.5 — $420.4 Plus: PV of Unlevered Free Cash Flow @ 9.0% 85.8 Implied Enterprise Value $581.2 — $506.2 Plus/(Less): Estimated Net (Debt)/Cash on June 30, 2017 5.8 Implied Equity Value $587.0 — $512.0 Projected Units Outstanding as of June 30, 2017 34.9 Implied Unit Price $16.84 — $14.69 EBITDA Multiple Perpetuity Growth Rate 9.0x 9.5x 10.0x 10.5x 11.0x 1.0% 1.5% 2.0% 2.5% 3.0% 8.0% $15.79 $16.55 $17.31 $18.06 $18.82 8.0% $14.90 $15.94 $17.16 $18.60 $20.28 8.5% 15.57 16.32 17.07 17.81 18.56 8.5% 13.89 14.79 15.83 17.04 18.47 9.0% 15.36 16.10 16.84 17.58 18.32 9.0% 13.01 13.79 14.69 15.72 16.92 9.5% 15.16 15.89 16.62 17.35 18.08 9.5% 12.24 12.92 13.70 14.58 15.61 10.0% 14.97 15.69 16.41 17.13 17.85 10.0% 11.55 12.15 12.83 13.60 14.48 WACC WACC

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Discounted Cash Flow Analysis Upside Sensitivity EBITDA Exit Multiple Sensitivities Perpetuity Growth Rate Sensitivities ($ in millions, except per unit amounts) 31 For the Six Months Ending Terminal Value December 31, For the Years Ending December 31, EBITDA Perpetuity 2017E 2018E 2019E Exit Multiple Growth Rate Adjusted EBITDA $30.9 $63.1 $64.6 $64.6 $64.6 Less: Tax Depreciation and Amortization (29.3) (56.7) (52.9) (6.4) EBIT $1.6 $6.4 $11.7 $58.2 Less: Cash Taxes @ 35.0% (0.6) (2.2) (4.1) (20.4) EBIAT $1.1 $4.2 $7.6 $37.9 Plus: Tax Depreciation and Amortization 29.3 56.7 52.9 6.4 Less: Maintenance Capital Expenditures (5.9) (7.3) (6.4) (6.4) Less: Growth Capital Expenditures (5.3) (12.0) (12.0) -- Unlevered Free Cash Flow $19.1 $41.6 $42.1 37.9 EBITDA Multiple / Perpetuity Growth Rate 10.0x 2.0% Terminal Value $646.3 — $551.5 PV of Terminal Value @ 9.0% $521.1 — $444.6 Plus: PV of Unlevered Free Cash Flow @ 9.0% 92.3 Implied Enterprise Value $613.4 — $537.0 Plus/(Less): Estimated Net (Debt)/Cash on June 30, 2017 6.8 Implied Equity Value $620.2 — $543.8 Projected Units Outstanding as of June 30, 2017 34.9 Implied Unit Price $17.79 — $15.60 EBITDA Multiple Perpetuity Growth Rate 9.0x 9.5x 10.0x 10.5x 11.0x 1.0% 1.5% 2.0% 2.5% 3.0% 8.0% $16.69 $17.49 $18.28 $19.08 $19.87 8.0% $15.82 $16.93 $18.22 $19.74 $21.50 8.5% 16.46 17.25 18.03 18.82 19.60 8.5% 14.76 15.71 16.81 18.09 19.60 9.0% 16.24 17.01 17.79 18.57 19.34 9.0% 13.83 14.65 15.60 16.69 17.96 9.5% 16.02 16.79 17.56 18.33 19.10 9.5% 13.01 13.73 14.55 15.49 16.57 10.0% 15.82 16.58 17.34 18.10 18.85 10.0% 12.28 12.92 13.64 14.45 15.38 WACC WACC

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Discounted Cash Flow Analysis Downside Sensitivity EBITDA Exit Multiple Sensitivities Perpetuity Growth Rate Sensitivities ($ in millions, except per unit amounts) 32 For the Six Months Ending Terminal Value December 31, For the Years Ending December 31, EBITDA Perpetuity 2017E 2018E 2019E Exit Multiple Growth Rate Adjusted EBITDA $28.5 $50.9 $52.1 $52.1 $52.1 Less: Tax Depreciation and Amortization (23.2) (45.0) (42.4) (6.4) EBIT $5.3 $5.9 $9.7 $45.7 Less: Cash Taxes @ 35.0% (1.8) (2.1) (3.4) (16.0) EBIAT $3.4 $3.8 $6.3 $29.7 Plus: Tax Depreciation and Amortization 23.2 45.0 42.4 6.4 Less: Maintenance Capital Expenditures (5.9) (7.3) (6.4) (6.4) Less: Growth Capital Expenditures (5.3) (12.0) (12.0) -- Unlevered Free Cash Flow $15.4 $29.6 $30.3 29.7 EBITDA Multiple / Perpetuity Growth Rate 10.0x 2.0% Terminal Value $521.5 — $433.3 PV of Terminal Value @ 9.0% $420.4 — $349.3 Plus: PV of Unlevered Free Cash Flow @ 9.0% 67.7 Implied Enterprise Value $488.1 — $417.1 Plus/(Less): Estimated Net (Debt)/Cash on June 30, 2017 4.3 Implied Equity Value $492.5 — $421.4 Projected Units Outstanding as of June 30, 2017 34.9 Implied Unit Price $14.13 — $12.09 EBITDA Multiple Perpetuity Growth Rate 9.0x 9.5x 10.0x 10.5x 11.0x 1.0% 1.5% 2.0% 2.5% 3.0% 8.0% $13.24 $13.88 $14.52 $15.16 $15.80 8.0% $12.26 $13.13 $14.14 $15.34 $16.77 8.5% 13.05 13.68 14.32 14.95 15.59 8.5% 11.43 12.17 13.04 14.04 15.23 9.0% 12.87 13.50 14.13 14.75 15.38 9.0% 10.70 11.35 12.09 12.94 13.94 9.5% 12.70 13.32 13.94 14.56 15.18 9.5% 10.05 10.62 11.27 12.00 12.85 10.0% 12.54 13.15 13.76 14.38 14.99 10.0% 9.48 9.98 10.55 11.19 11.92 WACC WACC

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Discounted Distribution Analysis Management Case 33 For the Six Months Ending December 31, For the Years Ending December 31, Terminal Value 2017E 2018E 2019E Low High WPT Distribution per LP Unit $0.60 $1.30 $1.35 $1.35 — $1.35 Terminal Yield 1 8.5% — 7.0% Terminal Value $15.90 — $19.30 Equity Cost of Capital Based on CAPM Present Value @ 10.5% of Equity Value $15.25 — $17.90 Present Value @ 11.0% of Equity Value 15.09 — 17.71 Present Value @ 11.5% of Equity Value 14.94 — 17.53 Present Value @ 12.0% of Equity Value 14.79 — 17.35 Present Value @ 12.5% of Equity Value 14.64 — 17.18 Implied Equity Value Range - Based on CAPM $14.79 — $17.71 Equity Cost of Capital Based on Total Expected Market Return Present Value @ 12.5% of Equity Value $14.64 — $17.18 Present Value @ 13.0% of Equity Value 14.49 — 17.00 Present Value @ 13.5% of Equity Value 14.35 — 16.83 Present Value @ 14.0% of Equity Value 14.21 — 16.66 Present Value @ 14.5% of Equity Value 14.07 — 16.50 Implied Common Unit Value Range - Based on Total Expected Market Return $14.21 — $17.00 Implied Value per LP Unit Range $14.21 — $17.71 Note: Assumes 1.15x distribution coverage in all projected periods 1. WPT 52 - week yield range of 6.3% to 10.1% with a median of 7.9% and mean of 7.9%; Current yield is 7.2% as of May 12, 2017

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Discounted Distribution Analysis Upside Sensitivity 34 For the Six Months Ending December 31, For the Years Ending December 31, Terminal Value 2017E 2018E 2019E Low High WPT Distribution per LP Unit $0.60 $1.37 $1.43 $1.43 — $1.43 Terminal Yield 1 8.5% — 7.0% Terminal Value $16.78 — $20.38 Equity Cost of Capital Based on CAPM Present Value @ 10.5% of Equity Value $16.07 — $18.87 Present Value @ 11.0% of Equity Value 15.90 — 18.67 Present Value @ 11.5% of Equity Value 15.74 — 18.48 Present Value @ 12.0% of Equity Value 15.58 — 18.29 Present Value @ 12.5% of Equity Value 15.43 — 18.10 Implied Equity Value Range - Based on CAPM $15.58 — $18.67 Equity Cost of Capital Based on Total Expected Market Return Present Value @ 12.5% of Equity Value $15.43 — $18.10 Present Value @ 13.0% of Equity Value 15.27 — 17.92 Present Value @ 13.5% of Equity Value 15.12 — 17.74 Present Value @ 14.0% of Equity Value 14.97 — 17.56 Present Value @ 14.5% of Equity Value 14.82 — 17.39 Implied Common Unit Value Range - Based on Total Expected Market Return $14.97 — $17.92 Implied Value per LP Unit Range $14.97 — $18.67 Note: Assumes 1.15x distribution coverage in all projected periods 1. WPT 52 - week yield range of 6.3% to 10.1% with a median of 7.9% and mean of 7.9%; Current yield is 7.2% as of May 12, 2017

Preliminary Draft Confidential Preliminary WPT Valuation Analysis Discounted Distribution Analysis Downside Sensitivity 35 For the Six Months Ending December 31, For the Years Ending December 31, Terminal Value 2017E 2018E 2019E Low High WPT Distribution per LP Unit $0.60 $1.20 $1.20 $1.20 — $1.20 Terminal Yield 1 8.5% — 7.0% Terminal Value $14.12 — $17.14 Equity Cost of Capital Based on CAPM Present Value @ 10.5% of Equity Value $13.65 — $16.01 Present Value @ 11.0% of Equity Value 13.51 — 15.84 Present Value @ 11.5% of Equity Value 13.38 — 15.68 Present Value @ 12.0% of Equity Value 13.24 — 15.52 Present Value @ 12.5% of Equity Value 13.11 — 15.36 Implied Equity Value Range - Based on CAPM $13.24 — $15.84 Equity Cost of Capital Based on Total Expected Market Return Present Value @ 12.5% of Equity Value $13.11 — $15.36 Present Value @ 13.0% of Equity Value 12.98 — 15.21 Present Value @ 13.5% of Equity Value 12.85 — 15.06 Present Value @ 14.0% of Equity Value 12.73 — 14.91 Present Value @ 14.5% of Equity Value 12.60 — 14.76 Implied Common Unit Value Range - Based on Total Expected Market Return $12.73 — $15.21 Implied Value per LP Unit Range $12.73 — $15.84 Note: Assumes 1.15x distribution coverage in all projected periods 1. WPT 52 - week yield range of 6.3% to 10.1% with a median of 7.9% and mean of 7.9%; Current yield is 7.2% as of May 12, 2017

Preliminary Draft – Confidential

Preliminary WPT Valuation Analysis

Precedent M&A Transaction Analysis – Terminals

($ in millions, except per unit amounts)

Date Announced	Acquiror / Target (Seller)	Transaction Value	EBITDA Multiple	Shell Capacity Multiple ($/Bbl)	Dropdown Transaction
04/17	PBF Logistics LP / Acquisition of Toledo, Ohio refined products terminal assets (Sunoco Logistics LP)	$10.0	3.4x	$90.91	
03/17	Sprague Operating Resources LLC; Sprague Resources LP / Acquisition of Lawrence and Inwood, NY refined products terminals (Carbo Industries, Inc. and Carbo Realty, L.L.C.)	70.0	7.8	445.86	
02/17	Martin Midstream Partners L.P. / Acquisition of the Hondo, Texas asphalt terminal facility (Martin Resource Management Corporation)	36.0	7.2	NA	✓
02/17	Sprague Resources LP / Acquisition of L.E. Belcher, Inc.'s refined product terminal assets in Springfield, MA	20.0	5.7	67.80	
01/17	Sprague Operating Resources LLC; Sprague Resources LP / Acquisition of Capital Properties' storage terminal and Wilkesbarre Pier in East Providence, RI	34.0	5.7	34.00	
01/17	Tallgrass Energy Partners, LP / Acquisition of Tallgrass Terminals, LLC and Tallgrss NatGas Operator, LLC	140.0	8.0	38.89	✓
11/16	Tesoro Logistics L.P. / Acquisition of Northern California terminalling and storage assets from Tesoro Corporation	400.0	8.4	68.97	✓
10/16	Buckeye Partners LP / Acquisition of 50% equity interest in VTTI B.V. (VTTI MLP Partners B.V.)	1,150.0	11.5	31.94	
10/16	NuStar Energy L.P. / Acquisition of Martin Midstream's crude oil and refined product storage terminal in the Port of Corpus Christi, TX	95.7	7.1	83.22	
10/16	Phillips 66 Partners / 30 crude, refined products and natural gas liquids logistics assets (Phillips 66)	1,300.0	8.7	194.03	✓
10/16	NGL Energy Partners, LP / Gulf coast crude oil and condensate marine terminal project and related assets (Pelorus Terminal: Point Comfort, LLC)	NA	NA	NA	
09/16	Western Refining Logistics / Certain terminalling, storage and other logistics assets (Western Refining Inc. / St. Paul Park Refining Co.)	210.0	8.5	52.50	✓
08/16	Valero Energy Partners / Meraux and Three Rivers Terminal services business (Valero Energy Corp.)	325.0	NA	NA	✓
08/16	VTTI Energy Partners LP / Additional 8.4% equity interest in VTTI MLP B.V. and associated pro-rata net debt (VTTI MLP Partners B.V.)	140.0	8.6	46.95	✓
07/16	Tesoro Logistics LP / Alaska crude oil, feedstock and refined product storage tanks and refined product terminals (Tesoro Corporation)	444.0	8.7	108.29	✓
03/16	Valero Energy Partners LP / McKee Terminal Services Business (Valero Energy Corporation)	240.0	8.6	54.55	✓
02/16	Phillips 66 Partners LP / 25% Controlling Interest in Phillips 66 Sweeny Frac LLC (Phillips 66)	236.0	9.7	31.47	✓
02/16	Lincoln Terminal Co. / Refined products terminal located in Charlotte, North Carolina with approximately 130,000 barrels of storage capacity (Eco-Energy, Inc.)	NA	NA	NA	
02/16	Blueknight Energy Partners, L.P. / Two asphalt terminals located in Wilmington, North Carolina and Dumfries, Virginia with approximately 330,000 barrels and approximately 555,000 barrels of asphalt and light fuel oil storage, respectively (Axeon Specialty Products)	NA	NA	NA	
02/16	PBF Logistics LP / Four refined products terminals located near Philadelphia, Pennsylvania (Plains All American Pipeline, L.P.)	105.0	7.0	25.00	
01/16	Epic Midstream LLC / Asphalt terminal located in Savannah, Georgia with approximately 1.1 million barrels of storage (Axeon Specialty Products LLC)	NA	NA	NA	
12/15	Arc Logistics Partners LP / Four refined products terminals located in Altoona, Mechanicsburg, Dupont and South Williamsport, Pennsylvania (Gulf Oil, LP)	8.0	NA	9.80	
12/15	ArcLight Capital Partners, LLC / Gulf Oil Limited Partnership including 12 refined products terminals located in the northeastern U.S. (Cumberland Farms, Inc.)	NA	NA	NA	
10/15	Kinder Morgan, Inc. / 75.0% interest in 14 refined products terminals throughout the U.S. and 100.0% of a refined products terminal in Des Plaines, Illinois (BP Products North America Inc.)	350.0	NA	48.10	
10/15	USD Partners LP / 0.9 million barrel crude-by-rail terminal located in Casper, Wyoming (Casper Crude to Rail Holdings, LLC / Stonepeak Infrastructure Partners)	225.0	8.7	250.00	
09/15	Valero Energy Partners LP / 10.1 million barrels of crude oil and refined products storage at Corpus Christi, Texas refinery (Valero Energy Corporation)	465.0	9.3	46.04	✓
07/15	Arc Logistics Partners LP / Pawnee Crude Terminal and development assets (United Energy Trading, LLC / Hawkeye Midstream, LLC)	76.6	8.3	383.00	
07/15	VTTI Energy Partners LP / 6.6% interest in VTTI MLP B.V. (VTTI MLP Partners B.V.)	109.7	8.9	46.80	✓
06/15	Gravity Midstream, LLC / 44-acre crude oil logistics terminal located on the Corpus Christi Ship Channel (Trigeant, Ltd.)	100.0	NA	125.00	
05/15	Magellan Midstream Partners LP / Atlanta-based petroleum products distribution terminal (Perimeter Terminal LLC)	55.0	10.0	157.14	
03/15	Delek Logistic Partners, LP / El Dorado Rail Offloading Facility and Tyler Crude Oil Storage Tank (Delek US Holdings, Inc.)	61.9	9.2	176.86	✓
02/15	Valero Energy Partners LP / 3.6 million barrels of crude oil and refined products storage at Houston, Texas refinery and 10.0 million barrels of crude oil and refined products at St. Charles, Louisiana (Valero Energy Corporation)	671.0	8.9	49.34	✓
01/15	Global Partners LP / Boston Harbor Terminal (Global Petroleum Corp.)	23.7	NA	11.26	✓
01/15	NuStar Energy L.P. / Refined products terminal in Linden, NJ (Linden Holding Corp.)	142.5	7.1	33.14	

All Listed Transactions

	EBITDA Multiple	Shell Capacity Multiple ($/Bbl)
Mean	**8.1x**	**$100.40**
Median	**8.5**	**52.50**

Non-Dropdown Transactions

	EBITDA Multiple	Shell Capacity Multiple ($/Bbl)
Mean	**7.5x**	**$127.49**
Median	**7.5**	**75.51**

Source: Company and partnership filings and presentations and investment research

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Preliminary Draft Confidential Preliminary WPT Valuation Analysis Precedent M&A Transaction Analysis Terminals (cont’d) ($ in millions, except per unit amounts) 37 WPT Financial Projections Management Case 2017E Adjusted EBITDA $57.8 Relevant EBITDA Multiple 8.5x — 9.5x Implied Enterprise Value Range $491.3 — $549.1 (Less)/Plus: Estimated Net (Debt)/Cash on June 30, 2017 5.8 Implied Equity Value Range $497.1 — $554.9 Projected Units Outstanding as of June 30, 2017 34.9 Implied WPT Unit Price $14.26 — $15.92 Source: WPT management WPT Financial Projections Upside Sensitivity 2017E Adjusted EBITDA $59.9 Relevant EBITDA Multiple 8.5x — 9.5x Implied Enterprise Value Range $509.1 — $568.9 (Less)/Plus: Estimated Net (Debt)/Cash on June 30, 2017 6.8 Implied Equity Value Range $515.9 — $575.8 Projected Units Outstanding as of June 30, 2017 34.9 Implied WPT Unit Price $14.80 — $16.52 WPT Financial Projections Downside Sensitivity 2017E Adjusted EBITDA $54.9 Relevant EBITDA Multiple 8.5x — 9.5x Implied Enterprise Value Range $466.9 — $521.9 (Less)/Plus: Estimated Net (Debt)/Cash on June 30, 2017 4.3 Implied Equity Value Range $471.3 — $526.2 Projected Units Outstanding as of June 30, 2017 34.9 Implied WPT Unit Price $13.52 — $15.09

Preliminary Draft – Confidential

Preliminary WPT Valuation Analysis

Peer Group Trading Analysis – Crude Oil and Refined Products MLPs

($ in millions, except per unit amounts)

US Refined Product and Crude Oil MLPs

	Price	Equity	Enterprise	Enterprise Value / EBITDA		Distribution Yield		Distribution	Total
Partnership	5/12/17	Value	Value	2017E	2018E	Current	2017E	Growth	Return
Arc Logistics Partners LP	$14.57	$284	$610	10.7x	10.1x	12.1%	12.1%	2.5%	14.5%
Blueknight Energy Partners, L.P.	6.86	267	792	10.3	9.5	8.5%	8.5%	4.1%	12.5%
Buckeye Partners, L.P.	66.07	9,280	13,702	12.0	11.6	7.6%	7.7%	3.1%	10.6%
Delek Logistics Partners, LP	31.48	781	1,173	10.0	8.1	8.8%	9.0%	5.5%	14.3%
Genesis Energy, L.P.	31.43	3,853	6,786	12.4	11.3	9.2%	9.4%	3.7%	12.9%
Global Partners LP	19.95	683	1,978	9.1	9.4	9.3%	9.3%	1.5%	10.7%
Holly Energy Partners, L.P.	34.41	2,204	3,578	11.5	10.6	7.2%	7.4%	3.4%	10.6%
Magellan Midstream Partners, L.P.	73.79	16,826	21,022	16.3	15.0	4.7%	4.9%	7.7%	12.5%
MPLX LP	35.34	14,781	21,313	10.5	6.6	6.1%	6.5%	8.7%	14.8%
NuStar Energy LP	45.87	4,354	8,431	13.0	11.3	9.5%	9.5%	1.7%	11.3%
PBF Logistics LP	20.00	837	1,519	9.6	8.0	9.2%	9.5%	4.1%	13.3%
Phillips 66 Partners LP	52.33	5,880	8,238	11.1	7.5	4.3%	4.9%	12.5%	16.8%
Plains All American Pipeline, L.P.	27.40	19,856	31,094	13.6	11.7	8.0%	8.0%	2.5%	10.5%
Shell Midstream Partners, L.P.	31.90	5,772	6,323	15.1	10.2	3.6%	3.9%	15.5%	19.2%
Sprague Resources LP	26.10	559	1,120	8.8	8.3	9.1%	9.4%	8.9%	18.0%
Sunoco Logistics Partners, L.P.	23.01	7,712	15,017	2.3	2.0	9.0%	9.7%	4.4%	13.4%
Sunoco LP	30.49	3,505	7,947	11.7	16.4	10.8%	10.8%	NM	NM
Tesoro Logistics LP	52.57	5,794	9,524	10.1	8.6	7.2%	7.4%	6.0%	13.2%
TransMontaigne Partners L.P.	43.05	710	1,002	8.9	8.5	6.7%	6.9%	4.8%	11.5%
Valero Energy Partners LP	46.33	3,192	4,014	11.7	9.1	3.7%	4.0%	15.8%	19.5%
VTTI Energy Partners LP	19.45	907	1,447	7.2	7.1	6.9%	7.1%	7.2%	14.1%
Western Refining Logistics, LP	24.90	1,516	1,814	10.1	7.4	7.3%	7.6%	5.5%	12.8%
Mean				**10.7x**	**9.5x**	**7.7%**	**7.9%**	**6.1%**	**13.7%**
Median				**10.6**	**9.2**	**7.8%**	**7.9%**	**4.8%**	**13.2%**
World Point Terminals LP	**$16.61**	**$579**	**$570**	**8.9x**	**8.9x**	**7.2%**	**7.2%**	**0.0%**	**7.2%**

Source: Partnership filings, FactSet, IBES

EVERCORE

38

Preliminary Draft Confidential Preliminary WPT Valuation Analysis ($ in millions, except per unit amounts) WPT Financial Projections Management Case 39 Peer Group Trading Analysis Crude Oil and Refined Products MLPs (cont’d) 2017E Adjusted EBITDA $57.8 Relevant EBITDA Multiple 9.5x — 11.0x Implied Enterprise Value $549.1 — $635.8 2018E Adjusted EBITDA $59.9 Relevant EBITDA Multiple 9.0x — 10.0x Implied Enterprise Value $539.5 — $599.5 Relevant Enterprise Value $539.5 — $635.8 (Less)/Plus: Estimated Net (Debt)/Cash on June 30, 2017 5.8 Implied Equity Value $545.3 — $641.6 Projected Units Outstanding as of June 30, 2017 34.9 Implied WPT Unit Price $15.64 — $18.40

Preliminary Draft Confidential Preliminary WPT Valuation Analysis ($ in millions, except per unit amounts) WPT Financial Projections Upside Sensitivity 40 Peer Group Trading Analysis Crude Oil and Refined Products MLPs (cont’d) 2017E Adjusted EBITDA $59.9 Relevant EBITDA Multiple 9.5x — 11.0x Implied Enterprise Value $568.9 — $658.8 2018E Adjusted EBITDA $63.1 Relevant EBITDA Multiple 9.0x — 10.0x Implied Enterprise Value $567.7 — $630.8 Relevant Enterprise Value $567.7 — $658.8 (Less)/Plus: Estimated Net (Debt)/Cash on June 30, 2017 6.8 Implied Equity Value $574.5 — $665.6 Projected Units Outstanding as of June 30, 2017 34.9 Implied WPT Unit Price $16.48 — $19.09

Preliminary Draft Confidential Preliminary WPT Valuation Analysis ($ in millions, except per unit amounts) WPT Financial Projections Downside Sensitivity 41 Peer Group Trading Analysis Crude Oil and Refined Products MLPs (cont’d) 2017E Adjusted EBITDA $54.9 Relevant EBITDA Multiple 9.5x — 11.0x Implied Enterprise Value $521.9 — $604.3 2018E Adjusted EBITDA $50.9 Relevant EBITDA Multiple 9.0x — 10.0x Implied Enterprise Value $458.1 — $509.0 Relevant Enterprise Value $458.1 — $604.3 (Less)/Plus: Estimated Net (Debt)/Cash on June 30, 2017 4.3 Implied Equity Value $462.4 — $608.6 Projected Units Outstanding as of June 30, 2017 34.9 Implied WPT Unit Price $13.26 — $17.46

Preliminary Draft – Confidential

Preliminary WPT Valuation Analysis

Premiums Paid Analysis – MLP Buy-Ins and Mergers[1]

($ in millions)

		Transaction			Premium		
Date Announced	Acquiror(s) / Target	Consideration	Equity Value	Enterprise Value	1-Day	5-Day	30-Day
3-Mar-17	**VTTI B.V. / VTTI Energy Partners LP**	**Cash**	**$481.0**	**$821.7**	**6.0%**	**4.8%**	**12.7%**
1-Feb-17	**ONEOK, Inc. / ONEOK Partners, L.P.**	**Stock-for-Unit**	**9,278.3**	**17,115.6**	**25.8%**	**22.2%**	**23.1%**
26-Jan-17	**Enbridge Energy Co, Inc. / Midcoast Energy Partners, L.P.**	**Cash**	**170.2**	**641.3**	**(8.6%)**	**(1.8%)**	**10.3%**
24-Oct-16	American Midstream Partners, LP / JP Energy Partners LP	Unit-for-Unit	295.3	452.1	14.5%	13.7%	10.5%
26-Sep-16	**TransCanada Corporation / Columbia Pipeline Partners LP**	**Cash**	**1,711.1**	**2,287.0**	**11.1%**	**15.0%**	**25.6%**
1-Aug-16	**Transocean Ltd. / Transocean Partners LLC**	**Stock-for-Unit**	**862.8**	**1,605.0**	**15.0%**	**10.9%**	**1.0%**
31-May-16	**SemGroup Corporation / Rose Rock Midstream, L.P.**	**Stock-for-Unit**	**884.0**	**1,647.3**	**0.0%**	**0.9%**	**52.4%**
3-Nov-15	**Targa Resources Corp. / Targa Resources Partners LP**	**Stock-for-Unit**	**6,673.1**	**7,216.2**	**18.4%**	**23.1%**	**14.9%**
26-Oct-15	**Western Refining, Inc. / Northern Tier Energy LP**	**Cash/Stock-for-Unit**	**2,513.6**	**2,746.4**	**14.0%**	**11.9%**	**12.7%**
13-Jul-15	MPLX LP / MarkWest Energy Partners, L.P.	Unit-for-Unit	15,736.0	19,956.0	31.6%	35.8%	29.8%
13-May-15	**The Williams Companies, Inc. / Williams Partners L.P.**	**Stock-for-Unit**	**34,237.6**	**54,142.3**	**17.9%**	**17.1%**	**13.5%**
6-May-15	**Crestwood Equity Partners LP / Crestwood Midstream Partners LP**	**Unit-for-Unit**	**3,532.6**	**6,251.3**	**17.2%**	**17.4%**	**27.6%**
26-Jan-15	**Energy Transfer Partners, L.P. / Regency Energy Partners LP**	**Unit-for-Unit**	**11,155.6**	**17,955.6**	**13.2%**	**16.4%**	**10.6%**
27-Oct-14	**Access Midstream Partners LP / Williams Partners L.P.**	**Unit-for-Unit**	**25,925.8**	**37,006.8**	**6.5%**	**6.6%**	**8.4%**
13-Oct-14	Targa Resource Partners LP / Atlas Pipeline Partners, L.P.	Unit-for-Unit	4,065.4	5,908.8	15.0%	7.8%	3.0%
1-Oct-14	Enterprise Products Partners L.P. / Oiltanking Partners L.P.	Unit-for-Unit	5,823.0	6,051.0	5.6%	4.6%	6.8%
10-Aug-14	**Kinder Morgan, Inc. / Kinder Morgan Energy Partners, L.P.**	**Stock-for-Unit**	**36,689.1**	**58,551.1**	**12.0%**	**10.8%**	**10.7%**
10-Aug-14	**Kinder Morgan, Inc. / El Paso Pipeline Partners, L.P.**	**Stock-for-Unit**	**5,288.5**	**10,021.5**	**15.4%**	**13.8%**	**7.3%**
10-Oct-13	Regency Energy Partners LP / PVR Partners, L.P.	Unit-for-Unit	3,899.3	5,664.3	25.6%	25.2%	23.7%
27-Aug-13	**Plains All American Pipeline, L.P. / PAA Natural Gas Storage LP**	**Unit-for-Unit**	**1,713.6**	**2,271.9**	**8.5%**	**8.7%**	**7.2%**
7-May-13	**Pioneer Natural Resources Company / Pioneer Southwest Energy Partners L.P.**	**Stock-for-Unit**	**933.0**	**1,086.0**	**23.0%**	**27.5%**	**9.6%**
6-May-13	Inergy Midstream, L.P. / Crestwood Midstream Partners LP	Unit-for-Unit	1,614.7	2,402.0	4.6%	1.7%	8.1%
29-Jan-13	Kinder Morgan Energy Partners, L.P. / Copano Energy, L.L.C.	Unit-for-Unit	3,777.5	4,724.3	21.8%	21.7%	36.7%
23-Feb-11	**Enterprise Products Partners L.P. / Duncan Energy Partners L.P.**	**Unit-for-Unit**	**2,405.0**	**3,302.8**	**27.9%**	**27.7%**	**27.4%**
		MLP Buy-Ins		**Median**	**15.0%**	**13.8%**	**12.7%**
				Mean	**13.6%**	**14.0%**	**17.1%**
				Max	**27.9%**	**27.7%**	**52.4%**
				Min	**(8.6%)**	**(1.8%)**	**1.0%**
		All MLP Mergers		**Median**	**14.8%**	**13.7%**	**11.7%**
				Mean	**14.3%**	**14.3%**	**16.4%**
				Max	**31.6%**	**35.8%**	**52.4%**
				Min	**(8.6%)**	**(1.8%)**	**1.0%**
WPT at $17.00 per Unit versus Unaffected March 31, 2017 Price					**4.5%**	**5.1%**	**1.4%**

Source: Partnership filings
Note: 1-Day and 5-Day prices based on business days; 30-Day prices based on calendar days
1. Highlighted transactions are those that are MLP buy-ins

EVERCORE

42

Preliminary Draft Confidential Source: Partnership filings; Based on the WPT unaffected price as of March 31, 2017 Note: 1 - Day and 5 - Day prices based on business days; 30 - Day prices based on calendar days Preliminary WPT Valuation Analysis 43 Premiums Paid Analysis MLP Buy - Ins and Mergers (cont’d) Premiums Paid Analysis All MLP Mergers Premiums Paid Analysis MLP Buy - Ins 1-Day 5-Day 30-Day Relevant Unit Price $16.27 $16.17 $16.77 Historical MLP Buy-In Premium Range (8.6%) — 27.9% (1.8%) — 27.7% 1.0% — 52.4% Implied Transaction Price Range $14.87 — $20.80 $15.87 — $20.65 $16.93 — $25.55 Median Buy-In Premium 15.0% 13.8% 12.7% Median Implied Transaction Price $18.71 $18.40 $18.90 1-Day 5-Day 30-Day Relevant Unit Price $16.27 $16.17 $16.77 Historical MLP Merger Premium Range (8.6%) — 31.6% (1.8%) — 35.8% 1.0% — 52.4% Implied Transaction Price Range $14.87 — $21.41 $15.87 — $21.95 $16.93 — $25.55 Median Merger Premium 14.8% 13.7% 11.7% Median Implied Transaction Price $18.67 $18.39 $18.73

Preliminary Draft Confidential Appendix

Preliminary Draft Confidential A. Weighted Average Cost of Capital Analysis

Preliminary Draft – Confidential

Weighted Average Cost of Capital Analysis

WPT Weighted Average Cost of Capital – CAPM

($ in millions, except per unit amounts)

Equity Cost

Partnership	Unit Price 5/12/17	Market Equity Value	Total Debt and Preferred Equity	Total Debt / Total Capitalization	Adjusted Beta [1]	Unlevered Beta [2]
Arc Logistics Partners LP	$14.57	$283.8	$249.0	46.7%	1.31	0.83
Blueknight Energy Partners, L.P.	6.86	266.7	528.7	66.5%	1.06	0.47
Buckeye Partners, L.P.	66.07	9,280.3	4,486.8	32.6%	1.18	0.90
Delek Logistics Partners, LP	31.48	781.4	392.0	33.4%	1.30	0.98
Genesis Energy, L.P.	31.43	3,852.7	2,969.2	43.5%	1.33	0.89
Global Partners LP	19.95	682.8	1,300.5	65.6%	0.76	0.34
Holly Energy Partners, L.P.	34.41	2,204.4	1,243.9	36.1%	1.15	0.84
Magellan Midstream Partners, L.P.	73.79	16,825.9	4,203.1	20.0%	0.81	0.70
MPLX LP	35.34	14,780.5	6,654.0	31.0%	1.24	0.96
NuStar Energy LP	45.87	4,354.4	4,104.1	48.5%	1.20	0.74
PBF Logistics LP	20.00	837.1	532.4	38.9%	0.81	0.57
Phillips 66 Partners LP	52.33	5,879.9	2,359.0	28.6%	0.90	0.72
Plains All American Pipeline, L.P.	27.40	19,855.6	11,220.0	36.1%	1.16	0.84
Shell Midstream Partners, L.P.	31.90	5,771.9	685.3	10.6%	0.93	0.86
Sprague Resources LP	26.10	558.9	563.8	50.2%	1.05	0.63
Sunoco Logistics Partners, L.P.	23.01	7,711.9	7,313.0	48.7%	1.66	1.03
Sunoco LP	30.49	3,504.8	4,561.0	56.5%	1.20	0.65
Tesoro Logistics LP	52.57	5,793.5	3,765.0	39.4%	1.13	0.79
TransMontaigne Partners L.P.	43.05	709.9	292.5	29.2%	0.82	0.65
Valero Energy Partners LP	46.33	3,191.6	825.4	20.5%	0.69	0.59
VTTI Energy Partners LP	19.45	907.4	560.0	38.2%	1.14	0.82
Western Refining Logistics, LP	24.90	1,516.0	313.0	17.1%	1.18	1.04
			Mean	38.1%	1.09	0.77
			Median	37.1%	1.15	0.80
World Point Terminals LP	**$16.61**	**$579.0**	**$--**	**--%**	**0.88**	**0.88**

WACC

Risk-free Rate [3]	2.7%
Unlevered Beta	0.80
Debt and Preferred / Total Capitalization	37.1%
Adjusted Levered Equity Beta	1.11
Market Risk Premium [4]	6.0%
Small Company Risk Premium [5]	2.1%
Equity Cost of Capital [6]	11.5%
Pre-Tax Cost of Debt [7]	6.5%
After-Tax Cost of Debt	4.2%
WACC	**8.8%**

WACC Sensitivity

Unlevered Beta	Debt and Preferred / Total Capitalization: 25.0%	37.1%	55.0%
0.65x	8.3%	8.0%	7.7%
0.80	9.1%	**8.8%**	8.4%
0.95	9.9%	9.6%	9.1%

1. Source: Predicted raw betas from FactSet; Adjusted Equity Beta calculated as: (0.67) × Raw Beta + (0.33) × 1.0
2. Unlevered Beta calculated as: Adjusted Equity Beta × (E/(E + D × (1-T)); Assumes corporate tax rate of 35.0%
3. 20-year Treasury as of May 12, 2017
4. Source: Duff and Phelps
5. Decile: 8th decile with equity value range of $569.3 million to $1,030.4 million
6. Equity Cost of Capital calculated as: Risk-free rate + (Levered Equity Beta × Market Risk Premium) + Small Company Risk Premium
7. Based on analysis of yield-to-worst of long-term debt issued by non-investment grade members of WPT's crude oil and refined products peer group

EVERCORE 44

Preliminary Draft – Confidential

Weighted Average Cost of Capital Analysis

WPT Cost of Equity – Total Expected Market Return

($ in millions, except per unit amounts)

	Partnership	Unit Price 5/12/17	Market Equity Value	Current Yield	Distribution Growth[1]	Total Return[2]
Total Return	Arc Logistics Partners LP	$14.57	$283.8	12.1%	2.5%	14.5%
	Blueknight Energy Partners, L.P.	6.86	266.7	8.5%	4.1%	12.9%
	Buckeye Partners, L.P.	66.07	9,280.3	7.6%	3.1%	10.6%
	Delek Logistics Partners, LP	31.48	781.4	8.8%	5.5%	16.7%
	Genesis Energy, L.P.	31.43	3,852.7	9.2%	3.7%	12.9%
	Global Partners LP	19.95	682.8	9.3%	1.5%	10.8%
	Holly Energy Partners, L.P.	34.41	2,204.4	7.2%	3.4%	13.9%
	Magellan Midstream Partners, L.P.	73.79	16,825.9	4.7%	7.7%	12.5%
	MPLX LP	35.34	14,780.5	6.1%	8.7%	17.1%
	NuStar Energy LP	45.87	4,354.4	9.5%	1.7%	12.7%
	PBF Logistics LP	20.00	837.1	9.2%	4.1%	14.4%
	Phillips 66 Partners LP	52.33	5,879.9	4.3%	12.5%	19.1%
	Plains All American Pipeline, L.P.	27.40	19,855.6	8.0%	2.5%	10.5%
	Shell Midstream Partners, L.P.	31.90	5,771.9	3.6%	15.5%	20.2%
	Sprague Resources LP	26.10	558.9	9.1%	8.9%	18.6%
	Sunoco Logistics Partners, L.P.	23.01	7,711.9	9.0%	4.4%	19.6%
	Sunoco LP	30.49	3,504.8	10.8%	NM	10.8%
	Tesoro Logistics LP	52.57	5,793.5	7.2%	6.0%	16.9%
	TransMontaigne Partners L.P.	43.05	709.9	6.7%	4.8%	13.3%
	Valero Energy Partners LP	46.33	3,191.6	3.7%	15.8%	20.9%
	VTTI Energy Partners LP	19.45	907.4	6.9%	7.2%	14.4%
	Western Refining Logistics, LP	24.90	1,516.0	7.3%	5.5%	13.8%
					Mean	**14.9%**
					Median	**14.1%**
	World Point Terminals LP	**$16.61**	**$579.0**	**7.2%**	**0.0%[3]**	**7.2%**

Source: Fact Set, Partnership filings
Note: Market data as of May 12, 2017
1. Distribution Growth calculated using available IBES annual estimates
2. Adjusted for GP/IDR take
3. 2017E-2019E distribution growth

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